NEWCASTLE INVESTMENT CORP.

Contact:

Lilly H. Donohue

Director of Investor Relations

212-798-6118

Newcastle Announces Second Quarter 2006 Results

Second Quarter Highlights

•	FFO of $0.66 per diluted common share
•	Net income of $0.65 per diluted common share
•	Dividend increased to $0.65 per share, up 4% from first quarter 2006 dividend
•	Strong investment activity - purchased $865 million of assets in the second quarter and committed to purchase an additional $583 million of assets that will close subsequent to quarter end
•	Closed on a new $200 million revolving credit facility
•	Term financed $1.5 billion subprime mortgage loan portfolio

New York, NY. August 3, 2006 – Newcastle Investment Corp. (NYSE: NCT) reported that for the quarter ended June 30, 2006, Funds from Operations (“FFO”) were $28.9 million, or $0.66 per diluted common share, compared to $0.52 per diluted common share for the quarter ended June 30, 2005. The Company generated an FFO return on average invested equity of 14.8% for the second quarter 2006.

For the three months ended June 30, 2006, income available for common stockholders was $28.7 million, or $0.65 per diluted common share, compared to $0.63 per diluted common share for the second quarter 2005.

For the quarter ended June 30, 2006, Newcastle declared a dividend of $0.65 per share of common stock, representing a 4% increase from the first quarter dividend of $0.625 per share.

Our GAAP common equity book value per share remained relatively constant at $19.04 per share at June 30, 2006 from $19.03 at March 31, 2006. GAAP common equity book value was $837.8 million at June 30, 2006 compared with $836.8 million at March 31, 2006.

For a reconciliation and discussion of GAAP net income to FFO and GAAP book equity to invested common equity, please refer to the tables following the presentation of GAAP results.

Kenneth Riis, Newcastle’s President, commented, “We have had a very productive first half of the year. Our investment pipeline and activity is strong. Taking into account our purchases and commitments to date, we expect our recurring net income in the second half of the year to meet or exceed our current dividend of $0.65 per share.”

Selected Financial Data (Unaudited)

(amount in thousands)

Operating Data:	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005
Funds from operations	$ 28,911	$ 22,961
Income available for common stockholders	28,701	27,957

Balance Sheet Data:	As of June 30, 2006	As of March 31, 2006
Total assets	$ 7,139,475	$ 7,885,774
Total liabilities	6,199,127	6,946,497
Common stockholders’ equity	837,848	836,777
Preferred stock	102,500	102,500
Total equity	940,348	939,277

At March 31, 2006, pro forma for the securitization of subprime loans, which occurred in the second quarter, total assets and total liabilities would have been $6.8 billion and $5.8 billion, respectively.

The following tables compare certain supplemental data relating to our investment portfolio at June 30, 2006 versus March 31, 2006:

Supplemental Data:

	Total Portfolio(1)(3)		Core Investment Portfolio(2)(3)
	June 30, 2006	March 31, 2006	June 30, 2006	March 31, 2006
Total portfolio (face amount) (4)	$7,299,582	$ 6,867,316	$ 5,865,445	$ 5,575,515
Percentage of total portfolio	100%	100%	80%	81%
Weighted average asset yield	7.18%	7.01%	7.52%	7.32%
Weighted average liability cost	5.74%	5.52%	5.88%	5.67%
Weighted average net spread	1.44%	1.49%	1.64%	1.65%

Notes:

(1)	Statistics exclude ICH and operating real estate.

(2)	Excludes non-core investments: ICH, agency RMBS and operating real estate of $1,135.0 million at June 30, 2006 and $992.6 million at March 31, 2006.

(3)	March 31, 2006 pro forma for our investment in subprime mortgage loans post our April 2006 securitization.

(4)	Face amount of core investment portfolio excludes $299.2 million of subprime loans subject to future repurchase.

Second Quarter Investment Activity

In the second quarter 2006, we purchased or committed to purchase $1.4 billion of assets. $864.7 million of assets closed in the second quarter with the remaining $583.0 million has either closed or is expected to close in the third quarter. Of the second quarter closings, $97.0 million was financed off balance sheet through a total rate of return swap. We recorded a deposit of $14.5 million towards the total rate of return swap.

The following table details our acquisitions in the quarter:

Asset Type	Face Amount ($ in 000s)	Number	Credit	WA Credit Spread(1)
Commercial Mortgage Backed Securities (CMBS)	$170,305	12	BBB-	206
Mezzanine Loans	130,450	4	74%	297
B-Notes	127,500	4	66%	326
Real Estate Related Asset Backed Securities (ABS)	84,562	13	BB+	464
Bank Loans	77,000	2	B+	225
REIT Debt	30,000	2	BBB-	164
Agency RMBS	244,874	5	AAA	68
Total	$ 864,691	42		224

(1) Average spread based on applicable benchmark (US Treasury for fixed and LIBOR for floating).

In the quarter, we also sold five real estate securities totaling $141.5 million with an average rating of BB+.

Capital Markets Activity

In April 2006, we securitized our $1.5 billion subprime mortgage loan portfolio which we acquired in March 2006. As of June 30, 2006, the portfolio is performing as expected with $62.6 million of invested equity generating a loss adjusted return of 20%.

In May 2006, we closed a $200.0 million revolving credit facility priced at 1 month LIBOR + 175 basis points. At quarter end, we had $50.5 million drawn.

The Company entered into an agreement with a major investment bank in the second quarter to warehouse finance the purchase of $850 million real estate securities and loans. As of August 3, 2006, we have purchased or committed to purchase $790 million, or 93%, of the targeted portfolio. We plan to term finance the portfolio in the third quarter upon the issuance of our ninth collateralized debt obligation.

Investment Portfolio

At June 30, 2006, our $5.9 billion core investment portfolio represented 80% of our total portfolio and consisted of $5.4 billion of real estate securities and real estate related loans and $495.9 million of residential mortgage loans.

Real Estate Securities	Face Amount ($ in mm)	% of Total Portfolio	Number	WA Life
CMBS	$2,140.6	29%	265	5.96
REIT Debt	958.1	13%	100	6.50
ABS	835.1	11%	141	3.56
ABS Residual	54.6	1%	1	3.05
Subtotal	$3,988.4	54%	507	5.55
Real Estate Related Loans	Face Amount ($ in mm)	% of Total Portfolio	Number	WA Life
Mezzanine Loans	$591.7	8%	12	2.09
Bank Loans	398.5	5%	7	3.31
B-Notes	342.0	5%	34	6.43
Real Estate Loans	48.9	1%	2	0.93
Subtotal	$1,381.1	19%	55	3.48
Total Real Estate Securities and Loans	$5,369.5	73%	562	5.01
Residential Mortgage Loans	Face Amount ($ in mm)	% of Total Portfolio	Number	WA Life
Manufactured Home Loans	$262.7	4%	6,549	6.31
Residential Mortgage Loans	233.2	3%	667	2.80
Total Residential Mortgage Loans	$495.9	7%	7,216	4.66
TOTAL	$5,865.4	80%		4.98

$4.5 billion of real estate securities and loans were rated by third parties with an average rating of BBB-. $873.5 million of real estate securities and real estate related loans (Mezzanine loans, B-Notes and real estate loans) were non-rated but had an average loan to value of 71.6%. The average FICO score of the borrowers in our residential mortgage loans portfolio was 707.

Our average investment size in the real estate securities and loan portfolio was $9.6 million, with our largest single investment being $110.0 million, at quarter end.

The credit profile of our real estate securities investment portfolio continued to improve during the second quarter. This can be demonstrated by the ratio of upgrades to downgrades in the quarter, where 45 securities ($282.8 million face amount) experienced credit rating upgrades, versus two securities ($32.3 million face amount) which experienced credit rating downgrades.

Our real estate securities and related loans portfolio had a weighted average credit spread of 261 basis points as of quarter end versus 260 basis points at March 31, 2006.

With respect to $415.3 million face amount of real estate related loans that are financed via total rate of return swaps, we reported to other income a net unrealized mark to market loss of $1.7 million for the second quarter 2006.

Newcastle’s Business Strategy

We invest in real estate securities and other real estate related assets. Our business strategy is to “lock in” and optimize the difference between the yield on our assets and the cost of our liabilities (which we refer to as the “net spread”). We finance our investments in a manner that matches the interest rates and maturities of our assets and liabilities in an effort to minimize the impact of interest rate fluctuations on our earnings and to reduce the risk of having to refinance our liabilities prior to the maturities of our assets. As a result of this strategy, our earnings are relatively unaffected by a change in rates. As of June 30, 2006, excluding an anticipated hedge of debt issued after quarter end, an immediate 100 basis point increase in short-term interest rates would have affected our earnings by $0.01 per share.

Conference Call

Newcastle’s management will conduct a live conference call Friday, August 4, 2006 at 8:00 A.M. Eastern Time to review the financial results for the quarter ended June 30, 2006. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (866) 323-3742 (from within the U.S.) or (706) 643-3330 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Newcastle Second Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. An online replay of the webcast will be available until September 30, 2006.

A telephonic replay of the conference call will be available until 11:59 P.M. eastern time on Friday, August 11, 2006 by dialing (800) 642-1687 (from within the U.S.) or (706) 645-9291 (from outside of the U.S.); please reference access code “3256813.”

About Newcastle

Newcastle Investment Corp. invests in real estate securities and other real estate related assets. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by Fortress Investment Group LLC, a global alternative investment and asset management firm with approximately $22 billion in equity capital currently under management. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.

Safe Harbor

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our net income and the performance of our subprime mortgage portfolio. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle's expectations include, but are not limited to, the risk that investments made or committed to be made cannot be financed on the basis and for the term at which we expect; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; the relative spreads between the yield on the assets we invest in and the cost of financing; the risks that default and recovery rates on our subprime portfolio exceed our underwriting estimates. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Newcastle Investment Corp

Consolidated Statements of Income

(dollars in thousands, except share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues
Interest income	$ 124,209	$ 86,978	$ 238,116	$ 166,014
Rental and escalation income	774	1,715	2,782	2,979
Gain on sale of investments, net	5,493	3,635	7,421	5,349
Other income	(1,449)	(263)	4,256	1,386
	129,027	92,065	252,575	175,728

Expenses
Interest expense	87,909	55,791	164,874	104,557
Property operating expense	949	540	1,767	1,223
Loan and security servicing expense	1,402	1,580	3,408	3,163
Provision for credit losses	1,179	1,187	3,186	1,899
Provision for losses, loans held for sale	-	-	4,127	-
General and administrative expense	1,161	1,326	2,791	2,217
Management fee to affiliate	3,474	3,316	6,945	6,579
Incentive compensation to affiliate	2,834	883	5,686	2,855
Depreciation and amortization	278	135	477	271
	99,186	64,758	193,261	122,774

Income before equity in earnings of unconsolidated subsidiaries	29,841	27,307	59,314	52,954
Equity in earnings of unconsolidated subsidiaries	1,215	1,438	2,410	3,524
Income taxes on related taxable subsidiaries	-	(45)	-	(278)
Income from continuing operations	31,056	28,700	61,724	56,200
Income from discontinued operations	(26)	781	225	1,965

Net Income	31,030	29,481	61,949	58,165
Preferred dividends	(2,329)	(1,524)	(4,657)	(3,047)
Income Available for Common Stockholders	$ 28,701	$ 27,957	$ 57,292	$ 55,118

Net Income Per Share of Common Stock
Basic	$ 0.65	$ 0.64	$ 1.30	$ 1.27
Diluted	$ 0.65	$ 0.63	$ 1.30	$ 1.26
Income from continuing operations per share of common stock, after preferred dividends
Basic	$ 0.65	$ 0.62	$ 1.29	$ 1.22
Diluted	$ 0.65	$ 0.61	$ 1.29	$ 1.21
Income from discontinued operations per share of common stock
Basic	(0.00)	$ 0.02	$ 0.01	$ 0.05
Diluted	(0.00)	$ 0.02	$ 0.01	$ 0.05
Weighted Average Number of Shares of Common Stock Outstanding
Basic	43,990,635	43,768,381	43,967,854	43,496,597
Diluted	44,071,310	44,127,381	44,067,645	43,879,606

Dividends Declared per Share of Common Stock	$ 0.650	$ 0.625	$ 1.275	$ 1.250

Newcastle Investment Corp

Consolidated Balance Sheets

(dollars in thousands, except share data)

	As of June 30, 2006 (Unaudited)	As of December 31, 2005

Assets
Real estate securities, available for sale	$ 5,036,880	$ 4,554,519
Real estate related loans, net	822,973	615,551
Residential mortgage loans, net	489,096	600,682
Subprime mortgage loans subject to future repurchase	286,917	-
Investments in unconsolidated subsidiaries	28,839	29,953
Operating real estate, net	30,008	16,673
Cash and cash equivalents	10,044	21,275
Restricted cash	257,593	268,910
Derivative assets	136,112	63,834
Receivables and other assets	41,013	38,302
	$ 7,139,475	$ 6,209,699
Liabilities and Stockholders’ Equity

Liabilities
CBO bonds payable	$ 3,521,926	$ 3,530,384
Other bonds payable	333,108	353,330
Notes payable	185,639	260,441
Repurchase agreements	1,621,082	1,048,203
Financing of subprime mortgage loans subject to future repurchase	286,917	-
Credit facility	50,500	20,000
Junior subordinated notes payable (security for trust preferred)	100,100	-
Derivative liabilities	6,429	18,392
Dividends payable	30,152	29,052
Due to affiliates	6,844	8,783
Accrued expenses and other liabilities	56,430	23,111
	6,199,127	5,291,696

Stockholders’ Equity
Preferred stock, $0.01 per value, 100,000,000 shares authorized, 2,500,000 shares of 9.75% Series B Cumulative Redeemable Preferred Stock and 1,600,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, issued and outstanding	102,500	102,500
Common stock, $0.01 per value, 500,000,000 shares authorized, 43,999,817 and 43,913,409 shares issues and outstanding at June 30, 2006 and December 31, 2005, respectively	440	439
Additional paid-in capital	784,234	782,735
Dividends in excess of earnings	(12,022)	(13,235)
Accumulated other comprehensive income	65,196	45,564
	940,348	918,003

	$ 7,139,475	$ 6,209,699

Newcastle Investment Corp.

Reconciliation of GAAP Net Income to FFO

(dollars in thousands)

(Unaudited)

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005
Net income available for common stockholders	$ 28,701	$ 27,957
Accumulated depreciation on operating real estate sold	-	(5,110)
Operating real estate depreciation	210	114
Funds from operations (“FFO”)	$ 28,911	$ 22,961

We believe FFO is one appropriate measure of the operating performance of real estate companies because it provides investors with information regarding our ability to service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. Furthermore, FFO is used to compute our incentive compensation to our manager. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

Newcastle Investment Corp.

Reconciliation of GAAP Book Equity to Invested Common Equity

(dollars in thousands)

(Unaudited)

June 30, 2006
Book equity	$ 940,348
Preferred stock	(102,500)
Accumulated depreciation on operating real estate	3,889
Accumulated other comprehensive income	(65,196)
Invested common equity	$ 776,541